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                                                                    EXHIBIT 21.2

             SHANTOU VIBRO TECH INDUSTRIAL AND DEVELOPMENT CO. LTD.

AGREEMENT

In order to expedite the development of the Shantou Special Economic Zone, expand the economic tie and technological exchange with the foreign countries, attract the more advanced technologies from foreign countries, provide service to the society, make contribution to the peoples, the Joint Venture Parties have, after friendly negotiations, based on equal and mutual benefits, and consensus principles, and in accordance with the Laws of the People's Republic of China, the rules and regulations of the local government, reached and made this Agreement.

     Section 1.3  ARTICLE 1. ENERAL PROVISIONS

Section 1: The Parties of this Agreement are as follows:

Party A:          CANSUN Pacific International Investment Corporation Canada

                  Legal address:    125 - 8231 Cambie Road,
                                    Richmond, B.C. V6X 1J8, Canada

                  Legal representative:     Wai Lam Chow

                  Designation:              Chairman of the Board of Directors

                  Nationality:              Canadian

Party B: Head Office of Shantou Special Economic Zone Nandu Construction Development Company

                  Legal address:            No. 1 Gong Yuan Lu Kou, Shantou City

                  Legal representative:     Xie Han Rui

                  Designation:              General Manager

                  Nationality:              Chinese

Section 2: In accordance with the Laws of the People's Republic of China and the stipulations of the "Regulations of the Economics in the Guangdong Province Regarding the Foreign Companies", Party A and Party B agree to establish a China-foreign joint venture enterprise, "Shantou Vibro Tech Industrial and Development Co. Ltd" (hereinafter called "the Company").

Section 3: The Company's name: (the Chinese translation of Shantou Vibro Tech Industrial and Development Co. Ltd. The English name is:
               Shantou Vibro Tech Industrial and Development Co. Ltd. The legal address of the Company is: Long Gen Nan Road, next to Fei Xia Primary School 301, Shantou City.

Section 4:     The Company is registered in the People's Republic of
               China, and is ruled and protected by the Laws of China. All the activities it performs in China have to be bind by the laws, rules and regulations of China.

Section 5: The principles of the Company is: to fully utilize the shareholders' influences, attract foreign investors, use the advanced technology and management method, research on high-tech production, so as to make contributions to the Special Economic Zone, procure, develop and produce excellent social interest, and at the same time, obtain mutual satisfaction and economic benefits.



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Section 6:     The business scope of the Company is:

Primary: Rubber Bearing, research and develop the equipment of Rubber Bearing, its Production, Processing and Sales.

Secondary:     Rubber products, rubber bearing materials, rubber, plastic, chemical and industrial raw materials, supporting materials an packaging materials, building materials, the sales of the building equipment, provide consultation on the technologies and the use of Rubber Bearing products, design and scientific research.

Section 7: The business of the Company shall be for a period of 12 years, starting from the date of granting the business license.


      1.3.1. ARTICLE 2. THE TOTAL INVESTMENT CAPITAL AND REGISTERED CAPITAL

Section 8: The total investment capital of the Company is Renminbi 12 million dollars, the registered capital is Renminbi 8.4 million dollars.

Section 9: The contributions on the investment capital by Party A and Party B are as follows:

               1. The contribution ratios by Party A and Party B is 8:2, i.e. Party A contributes Renminbi 6.72 million dollars (80%); Party B contributes Renminbi 1.68 million dollars (20%).

2 According to the ratios on their investment contributions, both Parties will inject the investment capital by the following installments.

3. Within one month after the execution of this Agreement, both Parties should inject a portion of the required registered capital, i.e. Party A will inject Renminbi 4 million dollars and Party B will inject Renminbi 1 million dollar.

                    (i) Within one year after the execution of this Agreement, both Parties should inject the balance of the required investment capital; i.e. Party A will inject Renminbi
                         5.6 million dollars and Party B will inject Renminbi
                         1.4 million dollars.

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ARTICLE 3.  THE MATTERS THAT BOTH PARTIES WILL ACCOMPLISH

Section 10: Party A will be responsible to accomplish the following:

               1. In accordance with Article 2 of this Agreement, the Party should pay the investment capital at the specified period.

               2. To handle the Company's mandate with respect to the sales of the product outside of China and also to introduce, select advanced equipment and facilities, materials, technologies, etc. from outside of China.

               3.   To handle other matters relating to the Company's mandate.


Section 11: Party B will be responsible to accomplish the following:

               1. In accordance with Article 2 of this Agreement, the Party should pay the investment capital at the specified period.

               2. To handle the Company's mandate with respect to the research, its production and processing, and the sales of the product in China and also to introduce, select advanced equipment and facilities, materials, technologies and other matters.

               3.   To handle other matters relating to the Company's mandate.

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Section 12: After negotiations, both Parties confirm that their technical representatives will be responsible for the following:

               1. Responsible to introduce both the technology on production and the problem solving technology.

               2. Assist and support the sales of products launched by both Parties.

               3.   Handle other matters relating to the Company's mandate.


ARTICLE 4.   DISTRIBUTION OF PROFITS

Section 13. The Company can handle the after tax profits in accordance with the National Regulations of the Finance of the Joint Venture Enterprises. The Board of Directors will decide the specific terms and ratios of the withdrawal.

Section 14. The Company will distribute the after tax profits of related capital and expenses in accordance with their respective contribution ratios amount of the Joint Venture Partners, i.e. Party A will have 80% and Party B will have 20%.

               The Company may distribute the gross profits in proportion and in accordance with the international practice and the Company's operational and management circumstances, for the purpose of management expenses and technical rewards.

               If there is any loss of the Company, Party A and Party B will be responsible to bear such loss in accordance with the ratios of their investment.

               At the end of the terms of this Agreement, the Company will liquidate its assets, and the proceed will be distributed according to the ratios of their investment after tax deduction.

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Section 15.    The profits of the Company will be distributed once a year. Such distribution will be done in the first month of each following year and only after the accounts for the past year have been audited. If the accumulated loss for the prior years has not been recovered, no distribution will be permitted.


ARTICLE 5.  THE BOARD OF DIRECTORS

Section 16. The Board of Directors of the Company is the highest authority and they will decide all the important issues of the Company.

Section 17. The Board of Directors consist of seven members, four of which will be designated by Party A and two by Party B, and one technical representative will be appointed by the consensus approval of both Parties. The Directors will stay in the Board for a period of four years and can continue their designation thereafter.

               Party A will appoint one Chairman of the Board of Directors and Party B will appoint one Deputy Chairman.


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               The Chairman is the Company's legal representative. If the
               Chairman is unable to perform his duties, he may temporarily authorize the Deputy Chairman or other Directors to act on his behalf.

Section 18. The First Meeting of the Board of Directors will be held within one month after granting of the business license and thereafter, the Directors' Meeting will be held at least once every six months. If there are any discussions or important issues to be decided, five Directors should be present in the Directors' Meeting. If the Directors are unable to attend, they should designate their representatives to be present at the meeting and to vote on their behalf, failing which all the agendas and resolutions will be void.

Section 19.   The Board of Directors or their designated representatives should have unanimous votes to pass resolutions on the following matters:

               1. Amendments on any Articles of the By-Law or Constitution of the Company.

               2. Any increase/decrease and transfer of the Company's registered capital.

               3. Any mergers, appraisal, dismissal or termination of the Company/

               4. Any important matters relating to joint development, plan, budget and distribution.


ARTICLE 6.   MANAGEMENT ORGANIZATION

Section 20. The management of the Company will be responsible for managing the daily production, technology and sales. The General Manager will, based on the practical conditions, submit the management proposal to the Board of Directors for approval.

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Section 21.    The Company will have one General Manager and will be appointed by the Board of Directors. There will be one or two Deputy General Manager(s) who will be nominated by the General Manager and the Board of Directors will decide his/her/their employment. The employment will be for a four-year term and thereafter, they may continue their designations.

Section 22. The Company enforces a system, which under the leadership of the Board of Directors, the General Manager will have full responsibilities to act on behalf of the Board of Directors. Also, according to the Articles of the By-Law or Constitution of the Company the General Manager will have to organize and coordinate the Company's daily production, technologies, operational and management work.

Section 23. All the expenses relating to the Company's facilities, production, operation will be checked and approved by the Board of Directors. Based on the schedules approved by the Board, the General Manager will manage the budget accordingly. The General Manager has the authority to approve the Company's administrative and related business expenses.

Section 24. The General Manager must submit a monthly report to the Board of Directors regarding the Company's production and operational status (including the monthly financial report). A financial summary will be submitted to the Board of Directors on a half-yearly basis.

Section 25. The duties and authorities of the General Manager will be stated in the Articles of the By-Law or Constitution of the Company and/or any related documents.

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SECTION 7.   LABOR MANAGEMENT AND INSURANCE

Section 26. The hiring, termination and benefit schemes will be handled in accordance with the "Labor Regulations of the Guangdong Province Special Economic Zone" and "Management on Labor and Salaries of the Shantou Special Economic Zone".

Section 27. After the approval of the Labor Department of the Special Economic Zone, the Company will commence to hire, select and employ its staff. After the employees are chosen, they have to sign a labor contract with the Company prior to their employment.

Section 28. The employees' remuneration is in accordance with the related regulations of the Special Economic Zone and also based on the Company's related circumstances, will be decided by the Board of Directors.

Section 29. All the insurance of the Company will be handled in the Shantou City, Guangdong Province, and China.

ARTICLE 8. FINANCE AND TAXATION, ACCOUNTING AND FOREIGN EXCHANGE MANAGEMENT

Section 30. The financial and accounting system of the Company is based on the related regulations of the People's Republic of China and the Special Economic Zone, and the Company's practice, and will be reported to the relevant department.

Section 31. The Company and its employees are required to pay all the appropriate taxes according to the related regulations of the People's Republic of China.

Section 32. In accordance with the related regulations, the Company's after tax profits on the various funds may be withdrawn after the approval of the Board of Directors, in order to ensure that the Company expands its production and development.

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Section 33.    The Company will use the Calendar year as its fiscal year. The
               Company will hire the certified public accountant in China as its Accountant who will examine and verify all the related financial reports.

Section 34. All of the foreign exchange matters will be handled in accordance with the related regulations of the People's Republic of China.

ARTICLE 9. REVISIONS, AMENDMENTS, CHANGES AND TERMINATION OF THE AGREEMENT

Section 35. Any outstanding issues relating to this Agreement will be handled in accordance with the Laws of the People's Republic of China and any other related regulations. Party A and Party B, after negotiations, may revise and amend the Agreement, or sign an Amendment Agreement. Both the Amendment Agreement and the original Amendment will have the same legal bindings.

Section 36. During the effectiveness of this Agreement, the "force majeure" as set out in this Agreement, has caused the Company to be in serious loss, or caused the Company to be in continuous loss, which makes the Company unbind this Agreement. After the special resolution approved by the Board of Directors and at the same time, obtained the approval of the relevant governmental authority, this Agreement will be subject to an early termination or dismissal.

ARTICLE 10. VIOLATION OF THE AGREEMENT AND DUTIES, AND DISPUTE RESOLUTION

Section 37. If either Party is in breach of the Agreement, then the duties as set out in the Articles of the By Law or Constitution of the Company, has seriously violated the Agreement. Also, the rules of the Articles of the By Law or Constitution of the Company have caused the Company unable to operate the business which it intent to operate. This will constitute the breach of the Agreement and the Breaching Party will be responsible, in accordance with the International Compensation Policies, to compensate to the other party any financial losses (either directly or indirectly).

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               Besides obtaining the compensation, the Binding Party will have the right to terminate this Agreement, in accordance with the terms of this Agreement and report it to the relevant governmental authority. If both Parties agree to continue their business, the Breaching Party has to compensate any financial losses to the Binding Party.

Section 38. If either Party, without the approval by the Board of Directors, fails to provide any funding according to the terms set out in the agreement upon the expiry date of the first month, then the Breaching Party will have to pay a penalty of 15% surcharge to the Binding Party, on a monthly basis. If the Breaching Party has not made the payments after six months, then the Binding Party has the right to terminate the Agreement, to receive the accumulated breaching amount, and to seek compensation from the Breaching Party for the funding amount plus a penalty of 15% surcharge.

Section 39. Any disputes arising from the execution of this Agreement or any other related matters, both Parties should first settle the dispute through friendly negotiations. If they still cannot solve the dispute, then the matter will be settled through the Beijing China International Economic & Trade Arbitration Board for arbitration, and the arbitration judgment will be final and has the legal binding to both Parties.

Section 40. The writing, effectiveness, clarification, enforcement and dispute resolution will be ruled and protected by the Laws of the People's Republic of China.


ARTICLE 11. FORCE MAJEURE

Section 41. "Force Majeure" means that, after the effective date of this Agreement, is occurred and hinders the enforcement, either in full or in part, of this Agreement by either Party, e.g. typhoon, flooding, fire disasters, earthquake, war, etc. which are neither foreseeable, reasonably controlled. nor avoidable.

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Section 42.    During the term of this Agreement, if force majeure is occurred, the relevant party should immediately report the circumstances to the Board of Directors and other cooperating parties. In which case, within fifteen (15) days of the occurrence of the incident, a certified document should be obtained from the relevant governmental authority. After discussions, both Parties will decide the ways to handle this matter.

ARTICLE 12. THE EFFECTIVE DATE OF THIS AGREEMENT AND OTHERS

Section 43. This Agreement must be submitted to the governmental department of the Shantou City for review and approval, and will be effective from the date that such approval is granted.

Section 44.    This Agreement is written in Chinese version.

Section 45. Any communications between Party A and Party B regarding their rights and duties, can be done through telegrams or facsimiles, followed by mail to be delivered to their respective legal addresses, i.e. the Parties' receiving addresses.

Section 46. Any outstanding issues relating to this Agreement will be settled by the execution of the Amendment Agreement and both Agreements will have the same legal bindings.

Section 47. This Agreement has fifteen (15) sets. There are three originals, one will be kept by Party A and one by Party B and the other original will be kept by the Governmental Approval Authority. Party A and Party B will each have six (6) copies. Both the originals and copies have the same legal obligations.


Party A: CANSUN Pacific International                 Representative:
         Investment Corp.
         Canada

         [the Company's chop]

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Party B: Shantou Economic Zone Nandu                        Representative:
         Construction Development
                  Headquarters

                  [the Company's chop]


Dated this 25th day of January, 1996.